Exhibit 99.B(g)(4)

AMENDMENT TO

CUSTODY  AGREEMENT

AMENDMENT made as of December 6, 2012, between The Boston Trust & Walden Funds (formerly, The Coventry Group), a Massachusetts business trust (the “Trust”) and Boston Trust & Investment Management Company (formerly, United States Trust Company), a Massachusetts chartered banking and trust company (“Custodian”), to that certain Custody Agreement, dated as of March 23, 1999, as amended, between the Trust and the Custodian. All capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.

WHEREAS, the parties wish to update the Agreement to reflect changes in the names of the Boston Trust Balanced  Fund and the Walden Balanced  Fund;

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter contained and for good and valuable consideration, the receipt and sufficiency of which  is hereby acknowledged, the Trust and the Custodian hereby agree as   follows:

I.            Name Change -  Boston Trust Balanced  Fund and Walden  Balanced Fund

Schedule A to the Custody Agreement, attached  hereto , is amended to change  all references to the “Boston Trust Balanced Fund” to the “Boston Trust Asset Management Fund” and all references to the “Walden Balanced Fund” to the “ Walden Asset Management Fund”.

2.            Miscellaneous.

(a)          This Amendment supplements and amends the Agreement. The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Amendment.

(b)          Each reference to the Agreement in the Agreement (as it existed prior to this Amendment) and  in every other agreement, contract or instrument to which the parties are    bound, shall hereafter be construed as a reference to the Agreement as amended by this Amendment. Except as provided in this Amendment, the provisions of the Agreement remain  in full force and effect.  No amendment or modification to this Amendment shall be valid unless  made in writing and executed by both parties   hereto.

(c)           Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this  Amendment.

(d)          This Amendment may be executed in counterparts, each of which shall be an original  but all of which, taken together, shall constitute one and the same   agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.

THE BOSTON TRUST & WALDEN FUNDS

By:	/s/ Lucia Santini
Name:	Lucia Santini
Title:	President

BOSTON TRUST & INVESTMENT MANAGEMENT COMPANY

By:	/s/ Lucia Santini
Name:	Lucia Santini
Title:	Managing Director

Dated as of:

 December 6, 2012

Schedule A to the

Custody Agreement between

The Boston Trust & Walden Funds and

Boston Trust & Investment  Management  Company

Boston Trust Asset Management Fund

Boston Trust Equity Fund

Boston Trust Midcap Fund

Boston Trust SMID Cap Fund

Boston Trust Small Cap Fund

Walden Asset Management Fund

Walden Equity Fund

Walden Midcap Fund

Walden SMID Cap Innovations Fund

Walden Small Cap Innovations Fund

BOSTON TRUST & WALDEN FUNDS		BOSTON TRUST & INVESTMENT MANAGEMENT COMPANY
(f/k/a The Coventry Group)		(f/k/a United States Trust Company of Boston)

By:	/s/ Lucia Santini	By:	/s/ Lucia Santini
Name:	Lucia Santini	Name:	Lucia Santini
Title:	President	Title:	Managing Director